Exhibit 5.2

Ameren Services

June 22, 2015

Ameren Illinois Company

300 Liberty Street

Peoria, Illinois 61602

Ladies and Gentlemen:

I am an Senior Corporate Counsel of Ameren Services Company, an affiliate of Ameren Corporation, a Missouri corporation (“Ameren”), which provides legal and other professional services to Ameren, Union Electric Company, a Missouri corporation (“UE”), and Ameren Illinois Company, an Illinois corporation (“AIC”).  Ameren, UE and AIC will file a Registration Statement on Form S-3 (the “Registration Statement”) on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for, among other securities, the registration by AIC of an unspecified amount of its (i) senior secured debt securities (“AIC Senior Secured Debt Securities”), (ii) first mortgage bonds (“AIC Bonds”), (iii) senior unsecured debt securities (“AIC Senior Unsecured Debt Securities”), and (iv) preferred stock (“AIC Preferred Stock”, and together with the AIC Senior Secured Debt Securities, AIC Bonds, and AIC Senior Unsecured Debt Securities, the “Securities”).

I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation (“AIC Charter”), and Bylaws of AIC, each as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials, and other such documents and materials as I have deemed necessary or appropriate to enable me to deliver this opinion.  In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to me as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to me as originals and the correctness of all statements of fact contained in such original documents.

On the basis of such review and assuming that (a) the applicable provisions of, and the rules and regulations promulgated under, the Securities Act and the Trust Indenture Act of 1939, as amended, and the securities or “blue sky” laws of applicable states or other jurisdictions shall have been complied with, (b) appropriate resolutions have been adopted by the Board of Directors (or a duly appointed committee thereof) of AIC and remain effective authorizing the issuance and sale of the applicable Securities, and (c) the applicable Securities have been issued and sold upon the terms specified in such resolutions and in any required orders of the Illinois Commerce Commission, the Federal Energy Regulatory Commission, and other applicable regulatory approvals, I am of the opinion that:

1.                                      The AIC Senior Secured Debt Securities, the AIC Bonds and the AIC Senior Unsecured Debt Securities, as the case may be, will be legally issued and will constitute valid and binding obligations of AIC, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought (collectively, the “Exceptions”), when:

(a)                                 the supplemental indenture or other instrument under the Indenture, dated as of June 1, 2006, between AIC and The Bank of New York Mellon Trust Company, N.A., as successor trustee, as amended (“AIC Senior Secured Indenture”), to be entered into, or otherwise executed or adopted, in connection with the issuance of the AIC Senior Secured Debt Securities,

(b)                                 the supplemental indenture or other instrument under the General Mortgage Indenture and Deed of Trust, dated as of November 1, 1992, between AIC (as successor in interest to Illinois Power Company) and The Bank of New York Mellon Trust Company, N.A., as successor trustee, as amended (“AIC Mortgage”), to be entered into, or otherwise executed or adopted, in connection with the issuance of the AIC Bonds, or

(c)                                  an indenture with respect to the AIC Senior Unsecured Debt Securities (“AIC Senior Unsecured Indenture”) and any supplemental indenture or other instrument thereunder to be entered into, or otherwise executed or adopted, in connection with the issuance of the AIC Senior Unsecured Debt Securities, as applicable, has been duly executed and delivered by the proper officers of AIC and the trustee named therein, and such AIC Senior Secured Debt Securities, AIC Bonds or AIC Senior Unsecured Debt Securities, as the case may be, have been duly executed, authenticated, delivered and paid for in accordance with the terms of the AIC Senior Secured Indenture, the AIC Mortgage or the AIC Senior Unsecured Indenture, respectively, and on the terms and conditions set forth in the Registration Statement.

2.                                      The AIC Preferred Stock will be legally issued, fully paid and non assessable when:

(a)                                 the AIC Charter has been validly, legally and appropriately amended further designating and describing each series of AIC Preferred Stock to be issued and sold, and

(b)                                 such AIC Preferred Stock has been issued and sold on the terms and conditions set forth in the Registration Statement and in compliance with the AIC Charter and applicable Illinois law, and upon receipt by AIC of the full purchase price thereof.

I am a member of the State Bar of Illinois and this opinion is limited to the laws of the States of Illinois and New York and the federal laws of the United States of America insofar as they bear on the matters covered hereby.  As to all matters of New York law, I have relied, with your consent, upon an opinion letter dated the date hereof rendered to you by Morgan, Lewis & Bockius LLP, New York, New York.  As to all matters of Illinois law, Morgan, Lewis & Bockius LLP is authorized to rely upon this opinion as if it were addressed to it.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus for AIC included in the Registration Statement.  In giving the foregoing consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

\s\ Craig W. Stensland

Craig W. Stensland
Senior Corporate Counsel
Ameren Services Company